SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): April 4, 2011
Capstead Mortgage Corporation
(Exact name of registrant as specified in its charter)

MARYLAND (State of Incorporation)	001-08896 (Commission File Number)	75-2027937 (I.R.S. Employer Identification Number)

8401 North Central Expressway Suite 800 Dallas, Texas (Address of principal executive offices)	75225 (Zip Code)
Registrant’s telephone number, including area code: (214) 874-2323
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On March 10, 2008, Capstead Mortgage Corporation (the “Company”) entered into a Sales Agreement, as amended by the First Amendment to Sales Agreement, dated as of August 4, 2008, and the Second Amendment to Sales Agreement, dated as of November 24, 2009 (as amended, the “Sales Agreement”), with Brinson Patrick Securities Corporation (the “Sales Manager”), in connection with the issuance and sale of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), from time to time through the Sales Manager. On April 4, 2011, the Company entered into that certain Third Amendment to Sales Agreement with the Sales Manager (the “Third Amendment”) to, among other things, provide that, effective as of January 1, 2011, the Sales Manager’s compensation under the Sales Agreement shall equal 3.0% of the gross sales price per share of Common Stock sold under the Sales Agreement (“sales proceeds”) for the first $8 million of aggregate sales proceeds raised during each Sales Period (as defined below); 2.5% of sales proceeds for the next $4 million of aggregate sales proceeds raised during each Sales Period; 2.0% of sales proceeds for next $88 million of aggregate sales proceeds raised during each Sales Period; and 1.0% of sales proceeds for any additional aggregate sales proceeds raised during each Sales Period. For purposes of the Sales Agreement, the initial “Sales Period” commenced on March 10, 2008 and shall end on December 31, 2011 and each subsequent Sales Period shall be for a two year period, commencing on January 1 and ending on December 31 of each following calendar year.
     The foregoing summary is qualified in its entirety by reference to the Third Amendment attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 8.01. Other Events.
     (a) Recent Events.
     In connection with registering 5,000,000 additional common shares for issuance under the terms of the Sales Agreement noted in Item 1.01 above, the Company included the following Recent Developments disclosure in a related prospectus supplement also filed with the Commission on April 4, 2011:
RECENT DEVELOPMENTS
          We are filing this prospectus supplement to make available an additional 5,000,000 shares of our common stock under our continuous offering program. Shares under this program may be issued by us, at our option, at any time, typically through open market sales of a limited number of shares on a daily basis, subject to blackout periods associated with the dissemination of our earnings and dividend announcements or other important company-specific news. During the quarter ended March 31, 2011, we raised $60.1 million, after expenses, under this program through the issuance of 4.6 million shares of our common stock at an average sale price of $12.95 per share after expenses. We expect to continue to raise new common equity capital under this program in future periods, subject to market conditions and the applicable black-out period constraints.
          During the first quarter of 2011 we acquired approximately $2.31 billion (principal amount) in agency-guaranteed ARM securities, well in excess of portfolio runoff, allowing us to increase our portfolio to approximately $10.43 billion (market value) from $8.52 billion at December 31, 2010 and increase our portfolio leverage to over 7.9 times our long-term investment capital from 6.9 times at December 31, 2010.
     (b) Legal Opinion.
     Reference is hereby made to the Company’s registration statement on Form S-3 (File No. 333-156073), which became effective as of February 12, 2009 (the “Registration Statement”), pursuant to which the Company registered the sale of debt and equity securities in accordance with the provisions of the Securities Act of 1933, as amended. Reference is also hereby made to the prospectus and the related prospectus supplement, which was filed with the Commission pursuant to Rule 424(b)(5) on April 4, 2011, with respect to an additional 5,000,000 shares of the Company’s Common Stock to be sold pursuant to the Sales Agreement, as amended by the Third Amendment, described above.
     On April 4, 2011, Hogan Lovells US LLP issued their opinion with respect to the legality of the issuance and sale by the Company of an additional 5,000,000 shares of the Company’s Common Stock to be sold pursuant to the Sales Agreement, as amended by the Third Amendment, a copy of which is filed as an exhibit to this Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description
5.1	Opinion of Hogan Lovells US LLP, dated April 4, 2011, with respect to the legality of the shares of Common Stock being issued.
10.1	Third Amendment to Sales Agreement, dated April 4, 2011, by and between Capstead Mortgage Corporation and Brinson Patrick Securities Corporation.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 4, 2011

CAPSTEAD MORTGAGE CORPORATION
By:	/s/ Phillip A. Reinsch
Phillip A. Reinsch
Executive Vice President, Chief Financial Officer and Secretary